                                                                     Exhibit 4.6

       BANK LEUMI USA                                  BANK HAPOALIM B.M.
      564 Fifth Avenue                            1177 Avenue of the Americas
     New York, NY 10036                             New York, New York 10036


                                                   As of January 26, 2007
Delta Galil USA Inc.
150 Meadowlands Parkway
Secaucus, New Jersey 07094

Ladies and Gentlemen:

          Reference is made to that certain Second Amended and Restated Credit and Security Agreement, dated as of December 9, 2004, among Delta Galil USA Inc., a Delaware corporation having an office at 150 Meadowlands Parkway, Secaucus, New Jersey 07094 (the "Borrower"), Bank Leumi USA, a New York banking corporation as agent for the Banks party thereto (in such capacity, the "Agent"), having an office at 564 Fifth Avenue, New York, New York 10036, and Bank Hapoalim B.M., having an office at 1177 Avenue of the Americas, New York, New York 10036 and Bank Leumi USA (in such capacity, a "Bank") (each of Bank Leumi USA and Bank Hapoalim B.M., a "Bank" and collectively, the "Banks"), as amended by Amendment No. 1 thereto, dated as of January 12, 2006, Amendment No. 2 thereto, dated as of May 9, 2006 and Amendment No. 3 thereto, dated as of July 31, 2006, (as so amended and as further amended by the terms of this Amendment No. 4, the "Credit Agreement").

          Pursuant to the Credit Agreement, the Borrower executed a Term Note in favor of the Agent, as agent for the Banks, in the principal sum of $70,000,000 and a Third Amended and Restated Revolving Note in favor of the Agent, as agent for the Banks, in the principal sum of $60,000,000. The Borrower has requested, and the Banks have agreed, to amend the Credit Agreement on the terms set forth herein.

          Accordingly, the parties hereby agree as follows:


    1. CAPITALIZED TERMS. Capitalized terms used in this letter agreement (this "Amendment No. 4") and not otherwise defined herein, shall have the meanings defined in the Credit Agreement.

    2. AMENDMENTS TO THE CREDIT AGREEMENT. Upon fulfillment of the conditions specified in Paragraph 12 hereof (the "Effective Date"), the Credit Agreement is hereby amended as follows:

          (a) The definitions of "Eligible Inventory," "Loan Documents," "Maturity Date," "Revolving Facility Amount," "Revolving LIBOR Loan Rate," and "Revolving Loan Commitment" contained in the Credit Agreement are hereby deleted in their entirety and amended to read as follows:

          ""ELIGIBLE INVENTORY" shall mean all Inventory, other than work-in-progress and raw materials, which is part of a Loan Party's current line of goods and not seconds or returns, and in which the Agent, as agent for the Banks, has a valid Lien perfected within the United States and which is free of all Liens or claims of other Persons (other than Permitted Encumbrances) and which is not, in the Agent's opinion, unmerchantable, and which the Agent in its sole judgment, shall deem Eligible Inventory based on such considerations as the Banks may from time to time give the Agent by notice.

          "LOAN DOCUMENTS" shall mean, this Agreement, the Revolving Note, the Term Note, the Pledge Agreement, the Borrower Pledge Agreement, the Real Estate Collateralization Documents, the Security Agreements, the Trademark Security Agreements, the guarantees and any other agreements executed and delivered by each Guarantor, the Subordination Agreement and all other agreements, instruments and documents, including, without limitation, security agreements, loan agreements, notes, mortgages, deeds of trust, intercreditor agreements, assignment of leases, pledges, powers of attorney, consents, assignments, collateral assignments, letter agreements, contracts, notices, financing statements, account opening documents, and all other writings, all of which must be in form and substance satisfactory to the Agent, heretofore, now, or hereafter executed by or on behalf of the Borrower or any Guarantor and delivered to the Agent or any Bank pursuant to or in furtherance of this Agreement, together with all agreements, instruments and documents referred to therein or contemplated thereby and as now in effect or as at any time amended, modified or changed.

          "MATURITY DATE" shall mean the earlier to occur of (i) January 31, 2008 or (ii) the date of acceleration pursuant to Section 10.1 of this Agreement.

          "REVOLVING FACILITY AMOUNT" shall mean at any time at which same is to be determined, the lesser of (i) the Borrowing Base, or (ii) $90,000,000; in either case minus the face amount of all Letters of Credit and Acceptances then outstanding.

          "REVOLVING LIBOR LOAN RATE" shall mean the LIBOR Rate plus one and five-tenths of one (1.50%) percent.

          "REVOLVING LOAN COMMITMENT" shall mean the sum of $90,000,000."

          (b) A new definition captioned "Subordination Agreement" is hereby added to Section 1.1 of the Credit Agreement in its proper alphabetical order and shall read as follows:

         ""SUBORDINATION AGREEMENT" shall mean the Subordination Agreement, dated as of January 26, 2007, by the Borrower and Delta Galil, as amended, modified or supplemented from time to time."

          (c) The first sentence of Section 2.11.1 is hereby deleted in its entirety and replaced as follows:

          "Subject to the terms and conditions hereof, the Agent, as a Bank, shall issue, or cause one or more of the other Banks to issue, letters of credit ("Letters of Credit") on behalf of the Borrower; provided, however, that the Agent will not issue or cause to be issued any Letters of Credit: (i) to the extent that the face amount of such Letters of Credit would then cause the Outstanding Revolving Loan Balance plus the outstanding Letters of Credit and Acceptances to exceed the lesser of (a) the Revolving Loan Commitment or (b) the Borrowing Base; provided, further, that the Agent will not issue or cause to be issued any Letters of Credit which would then cause the sum of (x) the aggregate face amount of all outstanding Letters of Credit plus (y) Acceptances to exceed $30,000,000 or (ii) which have an expiration date which is more than sixty (60) days after the Maturity Date."

          (d) Section 2.12.1 is hereby deleted in its entirety and replaced as follows:

          "2.12.1 ACCEPTANCE AVAILABILITY. The aggregate amount available to the Borrower for Acceptances ("Acceptance Availability") shall be the lesser of: (i) the Borrowing Base, or (ii) $90,000,000, in either case minus the outstanding
(a) Revolving Loans, (b) Letters of Credit, and (c) Acceptances; provided, however, that in no event shall the sum of (x) the aggregate face amount of all outstanding Letters of Credit plus (y) Acceptances exceed $30,000,000."

          (e) Section 8.18 is hereby deleted in its entirety and replaced as follows:

          "SECTION 8.18 NET WORTH RATIO. The Borrower shall not permit the ratio of its (i) Net Worth consolidated (without duplication) with the Net Worth of the other Loan Parties, to (ii) its Total Assets consolidated (without duplication) with the Total Assets of the other Loan Parties for each date set forth below, to be less than the ratio set forth below for the corresponding date set forth below. Compliance with this covenant shall be measured on a quarterly basis as of the following dates.

              DATE                                               RATIO
              ----                                               -----

         December 31, 2006                                    0.28 to 1.0

         March 31, 2007                                       0.28 to 1.0

         June 30, 2007                                        0.28 to 1.0

         September 30, 2007                                   0.28 to 1.0

         December 31, 2007                                    0.3 to 1.0"

(f) Section 8.19 is hereby deleted in its entirety and replaced as follows:

         "SECTION 8.19 NET WORTH. The Borrower shall not permit its Net Worth, consolidated (without duplication) with the Net Worth of the other Loan Parties, for each date set forth below, to be less than the Net Worth set forth next to each corresponding date. Compliance with this covenant shall be measured on a quarterly basis as of the following dates.

                  DATE                                        NET WORTH
                  ----                                        ---------

                  December 31, 2006                           $60,000,000

                  March 31, 2007                              $60,000,000

                  June 30, 2007                               $60,000,000

                  September 30, 2007                          $60,000,000

                  December 31, 2007                           $65,000,000"

          (g) Section 8.20 is hereby deleted in its entirety and replaced as follows:

          "Section 8.20 NET PROFIT. For the twelve (12) month period ending December 31, 2006, and for the rolling twelve (12) month period ending on each subsequent fiscal quarter thereafter, the Borrower, consolidated (without duplication) with the other Loan Parties, shall have a profit of at least $1.00, determined according to GAAP, except that gains or losses from the sale of disposition of assets, other than in the ordinary course of business, shall not be treated as gross revenues or an expense (as the case may be)."

    3. PREPAYMENT OF TERM NOTE. Concurrently with the execution and delivery of this Amendment No. 4, Borrower shall prepay the principal sum outstanding and accrued interest thereon of the Term Loan (including all fees, penalties (if applicable) and all other sums due and payable) in the amount equal to $22,500,000. Accordingly, following the application of such prepayment, the Term Note shall be deemed paid in full and cancelled by the Agent. Upon such prepayment and cancellation of the Term Note, the definitions of "Term Loan," "Term Loan Rate," and "Term Note" shall be deleted from the Credit Agreement and Sections 2.4 and 2.5.2 shall be deleted in their entirety and replaced as "Reserved" and Sections 2.5.3, 2.5.6, 2.7.3, 4.5, 8.21 and 12.13 and the
recitals to Article IV shall be amended to delete all references to the Term Loan, Term Note and Term Loan Rate, as applicable. In addition, Exhibit C shall be deleted and replaced as "Reserved." Furthermore, the definitions of "Bank Commitment," "Interest Period," "Loan and Loans," "Loan Documents," and "Notes" shall be amended to read as follows:

          ""BANK COMMITMENT" shall mean the Commitment of each Bank.

          "INTEREST PERIOD" shall mean with respect to any LIBOR Rate Loan (A) initially, the period commencing on the Advance Date with respect to such LIBOR Rate Loan and ending one (1), two (2) or three (3) months thereafter (or such other period as shall be agreed to by the Agent, but in no event shall such period be greater than eleven (11) months), as selected by the Borrower in its Notice of Advance, given with respect thereto; and (B) thereafter, each period commencing on the last day of the next preceding Interest Period applicable to such LIBOR Rate Loan, and ending one (1), two (2) or three (3) months thereafter (or such other period as shall be agreed to by the Agent, but in no event shall such period be greater than eleven (11) months), as selected by the Borrower by a notice of continuation with respect thereto (or if no notice of continuation is given, the Interest Period shall be the same as the prior Interest Period). All of the foregoing provisions relating to Interest Periods are subject to the following: (i) if any Interest Period would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall be extended to the next succeeding LIBOR Business Day unless the result of such extension would be to carry such Interest Period into another calendar month in which event such Interest Period shall end on the immediately preceding LIBOR Business Day; (ii) if any Interest Period would otherwise extend beyond the Maturity Date in the case of a LIBOR Rate Loan, it shall end on the Maturity Date; (iii) any Interest Period that begins on the last LIBOR Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of a calendar month; and (iv) the Borrower shall select Interest Periods so as not to require a payment or prepayment of any LIBOR Rate Loan as the case may be, during an Interest Period applicable thereto.

          "LOAN" AND "LOANS" shall mean any Revolving Loan.

          "LOAN DOCUMENTS" shall mean, this Agreement, the Revolving Note, the Pledge Agreement, the Borrower Pledge Agreement, the Real Estate Collateralization Documents, the Security Agreements, the Trademark Security Agreements, the guarantees and any other agreements executed and delivered by each Guarantor, the Subordination Agreement and all other agreements, instruments and documents, including, without limitation, security agreements, loan agreements, notes, mortgages, deeds of trust, intercreditor agreements, assignment of leases, pledges, powers of attorney, consents, assignments, collateral assignments, letter agreements, contracts, notices, financing statements, account opening documents, and all other writings, all of which must be in form and substance satisfactory to the Agent, heretofore, now, or hereafter executed by or on behalf of the Borrower or any Guarantor and delivered to the Agent or any Bank pursuant to or in furtherance of this Agreement, together with all agreements, instruments and documents referred to therein or contemplated thereby and as now in effect or as at any time amended, modified or changed.

          "NOTE" shall mean the Revolving Note."

    4. REVOLVING CREDIT NOTE. Concurrently with its execution and delivery of this Amendment No. 4, the Borrower shall execute and deliver to the Agent an amended and restated Revolving Credit Note in favor of the Agent, as agent for the Banks, in the principal sum of $90,000,000 and substantially in the form attached hereto as Exhibit A (the "Revolving Credit Note"). Upon the execution and delivery of the Revolving Credit Note to the Agent, the Agent shall cancel the Third Amended and Restated Revolving Note.

    5. RELEASE OF BORROWER'S DEPOSIT. Concurrently with the execution and delivery of this Amendment No. 4, the Agent shall release to the Borrower $4,000,000 plus all interest accrued thereon, which amount represents the Borrower's deposit, currently being held by the Agent and has been pledged to the Bank in accordance with the terms and conditions of the Borrower Pledge Agreement, which Agreement shall be terminated and cancelled.

    6. CONVERSION OF INDEBTEDNESS TO DELTA GALIL. On or before the date hereof, Delta Galil shall convert $5,000,000 of the outstanding Indebtedness owed by the Borrower to Delta Galil into equity of the Borrower and shall provide the Agent with evidence satisfactory to the Agent, in its sole discretion, of such equity conversion. Concurrently with the execution and delivery of this Amendment No. 4, Delta Galil shall subordinate Indebtedness of the Borrower in an amount not less than $20,000,000 and each of the Borrower and Delta Galil shall execute and deliver on the date hereof a Subordination Agreement, substantially in the form attached hereto as Exhibit B (the "Subordination Agreement"). Such subordinated Indebtedness is and shall be expressly junior and subordinated in right of payment to all amounts due and owing upon all Obligations of the Borrower outstanding from time to time under the Credit Agreement and shall have a maturity date no earlier than one (1) day after the Maturity Date. Delta Galil shall make no distribution on such subordinated Indebtedness until such time as the Obligations shall have been paid in full.

    7. REPRESENTATIONS AND WARRANTIES. The Borrower represents and warrants as follows (which representations and warranties shall survive the execution and delivery of this Amendment No. 4):

          (a) The Borrower has taken all necessary action to authorize the execution, delivery and performance of this Amendment No. 4.

          (b) This Amendment No. 4 has been duly executed and delivered by the Borrower and the consent attached hereto has been duly executed and delivered by each Guarantor. This Amendment No. 4 and the Credit Agreement (as amended by this Amendment No. 4) constitute the legal, valid and binding obligation of the Borrower, enforceable against it in accordance with their respective terms, subject to applicable bankruptcy, reorganization, insolvency, moratorium and similar laws affecting the enforcement of creditors' rights generally and by general equity principles.

          (c) No consent or approval of any person, firm, corporation or entity, and no consent, license, approval or authorization of any governmental authority is or will be required in connection with the execution, delivery, performance, validity or enforcement of this Amendment No. 4 other than any such consent, approval, license or authorization which has been obtained and remains in full force and effect or where the failure to obtain such consent, approval, license or authorization will not have a Material Adverse Effect on the business, operations, property or assets, or in the condition (financial or otherwise), of the Borrower or any of the Guarantors.

          (d) After giving effect to this Amendment No. 4, the Borrower is in compliance with all of the various covenants and agreements set forth in the Credit Agreement and each of the other Loan Documents.

          (e) After giving effect to this Amendment No. 4, no event has occurred and is continuing which constitutes a Default or an Event of Default.

          (f) All representations and warranties contained in the Credit Agreement and each of the other Loan Documents are true and correct in all material respects as of the date hereof, except to the extent that any representation or warranty relates to a specified date, in which case such are true and correct in all material respects as of the specific date to which such representations and warranties relate.

    8. CONTINUANCE. The Credit Agreement and the other Loan Documents are, and shall continue to be, in full force and effect and are hereby ratified and confirmed in all respects, except that after giving effect to this Amendment No. 4, all references in the Credit Agreement to "this Agreement," "hereto," "hereof," "hereunder" or words of like import referring to the Credit Agreement shall mean the Credit Agreement as amended by this Amendment No. 4.

    9. PAYMENT OF COSTS. Concurrently with its execution and delivery of this Amendment No. 4, the Borrower shall pay to the Agent (i) all costs and expenses (including attorneys' fees and disbursements) incurred by the Banks in connection with the preparation, execution and delivery of this Amendment No. 4 and related documents and (ii) an amendment fee in the principal sum of $90,000 (the "Amendment Fee"). The Amendment Fee shall be for the account of the Banks in accordance with their Pro Rata Share.

    10. OPINIONS OF LEGAL COUNSEL. On the date hereof, the Banks shall have received (i) a written opinion of Pryor Cashman Sherman & Flynn LLP, in form and substance satisfactory to the Banks and their counsel, relating to such matters as the Banks may reasonably request, and (ii) an opinion from I. Amihud Ben-Porath, Hamou & Co. Israeli counsel, in form and substance satisfactory to the Banks and their counsel, relating to such matters as the Banks may reasonably request.

    11. COUNTERPARTS. This Amendment No. 4 may be executed in one or more counterparts, each of which shall constitute an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Amendment No. 4 by facsimile shall be effective as delivery of a manually executed signature page hereto.

    12. CONDITIONS PRECEDENT. The obligation of the Banks to execute and deliver this Amendment No. 4 is conditioned upon receipt by the Banks of (i) this Amendment No. 4 executed by all of the parties hereto, (ii) the Consent attached hereto executed by each Guarantor, (iii) the payment to the Agent in favor of the Banks of $22,500,000 from the Borrower, which amount shall then be applied as a prepayment of the entire principal amount and accrued interest thereon outstanding under the Term Loan (including all fees, penalties (if applicable) and all other sums due and payable), (iv) each of the opinions of counsel referenced in Paragraph 10 above, (v) an executed copy of the Revolving Credit Note, (vi) evidence satisfactory to the Agent, in its sole discretion, that $5,000,000 of the Borrower's Indebtedness owed to Delta Galil has been converted into equity of the Borrower, (vii) payment of the Amendment Fee,
(viii) officers' certificates from the Borrower and Guarantors covering such matters as the Agent may reasonably request, (ix) the Subordination Agreement executed by the Borrower and Delta Galil, and (x) payment of all outstanding legal fees and disbursements of Warshaw Burstein Cohen Schlesinger & Kuh, LLP in connection with the preparation of this Amendment No. 4.

    13. GOVERNING LAW/ENTIRE AGREEMENT. This Amendment No. 4 shall be construed in accordance with and governed by the laws of the State of New York (other than the conflicts of laws principles thereof). This Amendment No. 4 contains the entire agreement of the parties with respect to the subject matter contained herein.

    14. MODIFICATIONS. This Amendment No. 4 cannot be amended, terminated or modified, except pursuant to a writing executed by all parties to this Amendment No. 4.



                           [SIGNATURE PAGE TO FOLLOW]

         If the foregoing correctly sets forth our understanding and agreement, kindly indicate your acceptance thereof by signing below.



                                            Very truly yours,

                                            BANK LEUMI USA, AS AGENT


                                            By: /s/ Michaela Klein
                                                -----------------------------
                                                Name: Michaela Klein
                                                Title: Senior Vice President


                                            By: /s/ Sharon Sadeh
                                                -----------------------------
                                                Name: Sharon Sadeh
                                                Title: Assistant Treasurer

                                            BANK LEUMI USA, AS A BANK


                                            By: /s/ Michaela Klein
                                                -----------------------------
                                                Name: Michaela Klein
                                                Title: Senior Vice President


                                            By: /s/ Sharon Sadeh
                                                -----------------------------
                                                Name: Sharon Sadeh
                                                Title: Assistant Treasurer



                                             BANK HAPOALIM, B.M.


                                             By: /s/ Gabi Hamanai
                                                --------------------------------
                                                Name: Gabi Hamanai
                                                Title: First Vice President


                                             By: /s/ Maxine Levy
                                                -----------------------------
                                                Name: Maxine Levy
                                                Title: Vice President

AGREED TO:

DELTA GALIL USA INC.


By: /s/ Thomas Witthuhn
    -----------------------------
Name: Thomas Witthuhn
Title: Chief Executive Officer


By: /s/ Steven Lockcuff
    -----------------------------
Name: Steven Lockcuff
Title: Vice President for Finance and Secretary

AGREED TO AS TO PARAGRAPH 6 ONLY:

DELTA GALIL INDUSTRIES LTD.


By:/s/ Aviram Lahav
   -------------------------
Name:  Aviram Lahav
Title: Chief Executive Officer


By:/s/ Yossi Hajaj
   -------------------------
Name:  Yossi Hajaj
Title: Chief Financial Officer

                                     CONSENT

Each of the undersigned hereby confirms that:

         It is fully informed as to the amendment, dated as of even date herewith ("Amendment No. 4") to the Second Amended and Restated Credit and Security Agreement, dated as of December 9, 2004, as amended by Amendment No. 1 thereto, dated as of January 12, 2006, Amendment No. 2 thereto, dated as of May 9, 2006 and Amendment No. 3 thereto, dated as of July 31, 2006 (as so amended and as further amended by the terms of Amendment No. 4, the "Credit Agreement"). Capitalized terms used herein and not defined shall have the meanings defined in the Credit Agreement.

         Each is a Guarantor and has executed and delivered a guarantee in favor of the Banks, wherein and whereby, the undersigned, among other things, unconditionally guaranteed to the Banks payment when due, whether by acceleration or otherwise, of any and all Obligations of the Borrower to the Banks, including interest and attorneys' fees, costs and expenses of collection incurred by the Banks in enforcing any of the Obligations (individually a "Guarantee" and collectively, the "Guarantees"). The Delta Galil Guarantees are part of the Guarantees.

         Notwithstanding Amendment No. 4 and the effectiveness of the agreements contained therein, each Guarantee is in full force and effect, has not been terminated, rescinded, amended or modified, and the undersigned has no defenses or offsets with respect to its obligations to the Banks under its Guarantee.

         Each Bank shall have the right to proceed under any or all of such Guarantees at any time or from time to time.


Dated as of:  January 26, 2007

AUBURN HOSIERY MILLS, INC.                   BURLEN CORP.


By: /s/ STEVEN LOCKCUFF                      By: /s/ Steven Lockcuff
   --------------------                          ---------------------
Name: Steven Lockcuff                        Name: Steven Lockcuff
Title: Treasurer and Secretary               Title: Vice President, Treasurer
                                             and Assistant Secretary

DELTA GALIL INDUSTRIES LTD.


By:/s/ Aviram Lahav
   -------------------------
Name:  Aviram Lahav
Title: Chief Executive Officer


By:/s/ Yossi Hajaj
   -------------------------
Name:  Yossi Hajaj
Title: Chief Financial Officer